德恒律師事務所(香港)有限法律責任合夥
DeHeng Law Offices (Hong Kong) LLP

www.dehenglaw.com | www.dehenglaw.com.hk

☑ Head Office 總行
28/F, Henley Building, 5 Queen's Road Central Central, Hong Kong
香港中環皇后大道中5號衡怡大廈28樓
Tel : (852) 3916 3333 | Fax: (852) 3157 0888

☐ Branch Office 分行
Room 3507, 35/F, Edinburgh Tower, The Landmark 15 Queen's Road Central, Central, Hong Kong
香港中環皇后大道中15號置地廣場公爵大廈35樓3507室
Tel : (852) 3615 9519 | Fax: (852) 3622 3499

Private and Confidential

9 November 2023

To:

BioLingus (Cayman) Limited
89 Nexus Way, Camana Bay,
Grand Cayman, KY1-9009
Cayman Islands

Dear Sirs,

Re: BioLingus (Hong Kong) Limited 瑞士百年生物有限公司 (the "Hong Kong Company")

We are qualified lawyers of the Hong Kong Special Administrative Region ("**Hong Kong**" or "**HK**") of The People's Republic of China (the "**PRC**") and are qualified to issue this opinion on Hong Kong laws and regulations (the "**Hong Kong Laws**"). In connection with the initial public offering, resale of shares and listing of BioLingus (Cayman) Limited (the "**Company**"), the parent company of the Hong Kong Company, on the Nasdaq Capital Market, we are instructed by the Company to issue this opinion on specific aspects regarding the Hong Kong Company.

The opinions set out herein relate only to the Hong Kong Laws in force as at the date hereof and is given on the basis that it shall be governed and construed in accordance with the Hong Kong Laws. We do not express or imply any opinion herein as to the laws of any other jurisdictions or factual matters.

A. DOCUMENTS

In rendering this opinion, we have examined documents submitted to us as copies, scanned copies or similarly reproduced copies of such original documents listed in the Schedule(s) hereto (the "**Documents**") as we have deemed necessary or advisable for the purposes of rendering this opinion; and the results of the Searches (as defined below). We have not examined any other records, documents, certificates and instruments for the purpose of giving this opinion, including the records, documents, certificates and instruments being referred to or mentioned in the Documents and the appendices and annexures to the Documents.

B. SEARCHES

We have instructed I-OnAsia Limited to carry out the following searches (the "**Searches**"):

(a) subject to the assumptions stated in paragraph C(i) and the qualifications stated in paragraphs F(d), F(g), F(h) and F(i) below, litigation search conducted on 2 November 2023 by I-OnAsia Limited on the civil litigation records filed at the High Court of Hong Kong, the District Court of Hong Kong, the Labour Tribunal, the Land Tribunal and the Small Claims Tribunal (the "**Litigation Search**") and the Director's Certificates (as defined below and annexed as item 10 of Schedule I) revealed that save for the legal proceeding stated in paragraph D(b) below, there is no legal or governmental judgment against or proceeding involving the Hong Kong Company and/ or its current directors in Hong Kong; and

(b) subject to the assumptions stated in paragraph C(j) and the qualifications stated in paragraphs F(e), F(f), F(h), F(i) and F(j) below, searches of winding-up/ bankruptcy records filed in the High Court of Hong Kong or at the Official Receiver's Office of Hong Kong conducted on 2 November 2023 by I-OnAsia Limited (the "**Winding-up/ Bankruptcy Search**") and the Director's Certificates (item 10 of Schedule I) revealed that the Hong Kong Company and its current directors had not been involved in any legal or winding-up/ bankruptcy proceedings and there was no petition for the winding-up/ bankruptcy of the Hong Kong Company and/or its current directors before the High Court of Hong Kong.

Subject to the assumptions stated in paragraphs C(k) and C(l) and the qualifications stated

in paragraph F(j), searches conducted on 9 November 2023 at the Integrated Registry Information System (ICRIS) of the Companies Registry of Hong Kong (the "**Companies Registry Search**") in respect of the public records of the Hong Kong Company filed as at respective dates and the Director's Certificates (item 10 of Schedule I) revealed that there is no order or resolution for the winding-up of the Hong Kong Company or the appointment of a receiver of the Hong Kong Company or statutory declaration by the director of the Hong Kong Company pursuant to section 228A of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong) (the "**COWUMPO**").

C. ASSUMPTIONS

In giving this opinion, we have, without any further investigation and enquiry, assumed:

(a) the genuineness of all signatures and (if any) chops, seals, duty stamps and markings on, and the authenticity and completeness of, all Documents submitted to us, and the conformity to authentic original documents of the Documents and the Documents submitted to us as copies, scanned copies or similarly reproduced copies of such original documents;

(b) the absence of amendment (manuscript or otherwise) or substitution to any clauses to any of the Documents in the form examined by us and the absence of any other or collateral arrangements between any of the parties to any of the Documents, which modify or supersede any terms of any of the Documents;

(c) each of the executed Documents examined by us has been duly authorised, executed and delivered by the parties thereto and that the performance by the parties thereto under the Documents is within their respective capacity, power and authority;

(d) each of the Documents has been duly authorized, executed and delivered by or on behalf of each of the parties to the Documents other than the Company and that each such party has obtained any necessary license, exemption, consent or authorisation or is otherwise qualified or empowered to enter into and perform its obligations under the Documents under all applicable laws and that no law or provision of or relating to the jurisdiction of the incorporation of any of the parties or any other law will affect the validity or enforceability of the Documents against any of the other parties to the Documents;

(e) the truthfulness, accuracy and completeness at all relevant time in all respects of each oral or written statement, confirmation and any other information, provided by any director, authorised person or any other person of the Hong Kong Company in connection with our due diligence and/ or enquiry (but only limited to the scope that we expressly stated in this opinion in respect of the Hong Kong Laws) and there is no false, misleading or missing information;

(f) the truthfulness, accuracy and completeness, at all relevant times in all respects of each statement of fact and of opinion contained in the Director's Certificates (item 10 of Schedule I);

(g) the truthfulness, accuracy and completeness of all statements of fact (including all representations and warranties) in the Documents and the Documents remain effective and there is no false, misleading or missing information;

(h) the truthfulness, accuracy and completeness of all statements, explicitly or implicitly, contained in any professional opinion, confirmation or any other supporting documents (but only limited to the scope that we expressly stated in this opinion in respect of the Hong Kong Laws) and there is no false, misleading or missing information;

(i) in respect of the Litigation Search conducted by I-OnAsia Limited:

  (i) the information disclosed by the Litigation Search (item 11 of Schedule I) is true, accurate, complete, timely and not misleading;

  (ii) the Litigation Search did not fail to disclose any information which had been delivered for filing at the time of the Searches and the information disclosed by the Litigation Search has not since then been altered; and

  (iii) the Litigation Search continues to be true, accurate, complete and not misleading from the date of the relevant search until the date hereof;

(j) in respect of the Winding-up/ Bankruptcy Search conducted at the online system of the Official Receiver's Office of Hong Kong:

  (i) the information disclosed by the Winding-up/ Bankruptcy Search on 2

November 2023 against the Hong Kong Company and its current directors (item 11 of Schedule I) is true, accurate, complete, timely and not misleading and has not since then been altered or supplemented;

(ii) the Winding-up/ Bankruptcy Search did not fail to disclose any information which had been delivered for filing/ registration or had been recorded but did not appear on the public file at the time of the search;

(iii) no other circumstances which would require any document to be filed/ registered have arisen since 2 November 2023 and if known to us, would cause us to alter or amend this opinion; and

(iv) the Winding-up/ Bankruptcy Search continues to be true, accurate, complete and not misleading from the date of the relevant search until the date hereof;

(k) the truthfulness, accuracy and completeness of the information obtained from conducting the Companies Registry Search (item 12 of Schedule I) and such information has not since then been altered and the Companies Registry Search did not fail to disclose any information which had been delivered for filing/ registration but did not appear on the public file at the time of the search;

(l) in respect of the Companies Registry Search:

(i) the information disclosed by the Companies Registry Search (item 12 of Schedule I) against the Hong Kong Company is true, accurate, complete and not misleading;

(ii) any information which is required to be delivered to the Companies Registry of Hong Kong for filing/ registration has been duly delivered;

(iii) no other circumstances which would require any document to be filed/ registered have arisen since 9 November 2023 or that no other circumstances if known to us, would cause us to alter or amend this opinion;

(iv) the Companies Registry Search did not fail to disclose any material information which should have been disclosed in the Cyber Search Centre of the Integrated Companies Registry Information System (ICRIS) of the Companies Registry of Hong Kong at the time of the search; and

(v) the relevant transactions disclosed by the Companies Registry Search had obtained the necessary internal approval, consent and authorisation;

(m) no person has committed or is committing or will commit misleading, deceptive or unreasonable conduct; or intends to enter into any transaction or other associated activity which would render the conclusion of this opinion untrue and/ or inaccurate;

(n) there are no provisions of the laws of any jurisdiction other than Hong Kong which would have any implication on this opinion and each founder and management complied fully with the laws and regulations of other jurisdictions when establishing and operating the Hong Kong Company; and

(o) as at the date hereof, all documents and materials which are necessary and relevant in preparing this opinion and all facts which may affect this opinion have been fully disclosed to us without any concealment or omission.

D. OPINIONS

Based upon and relying upon the foregoing assumptions, and subject to the comments, reservations and qualifications stated below, and having regard to such legal considerations as we deem relevant, we are of the following opinions:

(a) solely based on the results of the Companies Registry Search (item 12 of Schedule I) and the Director's Certificate (item 10 of Schedule I):

i. solely based on the Certificate of Incorporation (item 1 of Schedule I), the Incorporation Form (item 3 of Schedule I) and the Certificates of Change of Name (item 4 of Schedule I) of the Hong Kong Company, the Hong Kong Company was duly incorporated in Hong Kong on 30 November 2012 as a company with limited liability under the old Companies Ordinance (Chapter 32 of the Laws of Hong Kong) (the "**old Companies Ordinance**") with a company registration number of 1833028 in the name of BioLingus Technology Development (Hong Kong) Pty. Limited. On 6 April 2018, the Hong Kong Company changed its name to BioLingus (Hong Kong) Limited. On 21 August 2018, the Hong Kong Company changed its name to BioLingus (Hong Kong) Limited 瑞士百年生物有限

公司;

ii. solely based on the Incorporation Form (item 3 of Schedule I), the register of members (item 5 of Schedule I), the Annual Return (item 9 of Schedule I) and the Director's Certificates (item 10 of Schedule I) of the Hong Kong Company, as at the date hereof, the total amount of share capital paid up or regarded as paid up of the Hong Kong Company is HK$1,000 divided into 1,000 ordinary shares of HK$1 each with the following shareholding structure:

Name of shareholder	**Address of shareholder**	**Number of share(s)**
BioLingus (BVI) Limited	Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola, British Virgin Islands VG1110	1,000 ordinary shares

iii. solely based on the register of members (item 5 of Schedule I) and the register of significant controllers (item 7 of Schedule I) of the Hong Kong Company, there is no entry or annotation on the register of members and the register of significant controllers of the Hong Kong Company, indicating any third-party interest in respect of share of the Hong Kong Company;

iv. solely based on the current Business Registration Certificate (certificate number: 60689448-000-11-22-7) (item 2 of Schedule I) and the Annual Return (item 9 of Schedule I) of the Hong Kong Company, the address of the Hong Kong Company is Unit 1904, 19/F., Podium Plaza, 5 Hanoi Road, Tsim Sha Tsui, Kowloon, Hong Kong;

v. the Hong Kong Company is a separate legal and independent entity and have the capacity to own its assets in its own name for its own benefit;

vi. solely based on the Companies Registry Search (item 12 of Schedule I) in respect of the Hong Kong Company, as at the date hereof, the Hong Kong Company remains registered on the Register of Companies maintained by the Companies Registry of Hong Kong under the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) (the "**Companies Ordinance**") and is validly existing under the Hong Kong Laws, and there is no record

of any application for deregistration of the Hong Kong Company;

vii. solely based on the register of directors (item 6 of Schedule I) and the Annual Return (item 9 of Schedule I) of the Hong Kong Company, KO Sai Ying and Yves Jozef G. DECADT are the current directors of the Hong Kong Company;

viii. solely based on the register of company secretaries (item 8 of Schedule I) and the Annual Return (item 9 of Schedule I) of the Hong Kong Company, CityLinkers Corporate Solutions Limited is the current company secretary of the Hong Kong Company;

ix. solely based on the Companies Registry Search (item 12 of Schedule I) in respect of the Hong Kong Company, there is no record of registered charge against the Hong Kong Company; and

x. all dividends and other distributions declared and payable on the share of the Hong Kong Company (the "**Share**") may be paid or distributed to the holder(s) of the Share(s) in Hong Kong in Hong Kong dollars, and such dividends and other distributions are, as at the date hereof, not subject to withholding or other taxes under the Hong Kong Laws and may be paid without the necessity of obtaining any approval from any governmental authority in Hong Kong.

(b) solely based on the Litigation Search and the Winding-up/ Bankruptcy Search (item 11 of Schedule I) and the Director's Certificates (item 10 of Schedule I) of the Hong Kong Company, KO Sai Ying, a current director of the Hong Kong Company, is involved in a legal proceeding in Hong Kong (the "**Legal Proceeding**"), the details of which are set out as follows:

Action No.	Plaintiff	Defendant	Description	Filing Date
DCCJ1095/2012	Healthy Sky Enterprise Company Limited	Ko Sai Ying	Debt	30 March 2012

Solely based on the Litigation Search and the Winding-up/ Bankruptcy Search (item 11 of Schedule I) and the Director's Certificates (item 10 of Schedule I) of the Hong Kong Company, save for the Legal Proceeding above, there is no record of any action,

suit, legal proceedings, petition, order or resolution for winding-up or bankruptcy, as the case maybe, pending against the Hong Kong Company and its directors, in the courts of Hong Kong or any notice of the appointment of a receiver of the properties and assets of the Hong Kong Company.

E. OTHER MATTERS

Solely based on the Director's Certificates (item 10 of Schedule I) and as at the date hereof:

(a) the Hong Kong Company is primarily engaged in administrative management;

(b) except for the Business Registration Certificate (item 2 of Schedule I), the Hong Kong Company does not hold any other licenses, permits or certificates and is not required to apply to any governmental authority for any licenses, permits and certificates;

(c) the Hong Kong Company has not been subject to any actual litigation, arbitration, administrative penalty or government investigation since incorporation and there is no potential litigation, arbitration, administrative penalty, government investigation, corruption, bribery or misappropriation of property involving or otherwise concerning the Hong Kong Company;

(d) save for the Legal Proceeding stated in paragraph D(b) above, each of the current directors of the Hong Kong Company has not been subject to any actual litigation, arbitration, administrative penalty or government investigation and there is no potential litigation, arbitration, administrative penalty or government investigation against the current directors of the Hong Kong Company;

(e) the Hong Kong Company did not have any assessable profits chargeable to profits tax for the year of assessment 2019/2020, 2020/2021, 2021/2022 and 2022/2023, and therefore did not need to pay any profits tax to the Hong Kong Inland Revenue Department nor enjoy any tax exemption, deduction or subsidy from the Hong Kong Government; and

(f) the Hong Kong Company does not have any asset, charge nor pledge which is required to be registered under the Hong Kong Laws.

The statements set forth in the Registration Statement (as defined below) as they pertain to the Hong Kong Laws, including without limitation, under the captions "Taxation – HK SAR Taxation" and "Enforceability of Civil Liabilities", insofar as such statements constitute summaries of the Hong Kong legal matters referred to therein as of the date hereof, fairly summarize the matters referred to therein as of the date hereof.

F. QUALIFICATIONS

The opinions set forth herein are based upon and subject to the following limitations, qualifications and exceptions:

(a) The opinions set forth herein are based solely on and are limited in all respects to the substantive Hong Kong Laws in force and effect on the date hereof, as currently applied by the Hong Kong courts. Accordingly, we express no opinion as to matters governed by the laws of any other state or jurisdiction, which shall not qualify or affect our opinions. As to matters relating to the laws of any other state or jurisdiction, we refer you to the legal opinions given or to be given to you by the relevant foreign lawyers, and we have assumed the accuracy and completeness of such legal opinions.

(b) This opinion speaks as at the date hereof and we assume no obligation to supplement or update the foregoing opinion if any applicable laws change after the date hereof or if we become aware of any facts which might change such opinion after the date hereof.

(c) This opinion does not cover opinion on any consent, approval, authorisation, order, registration or restriction required by or imposed on the Hong Kong Company for due execution of the Documents.

(d) The records obtained from the Hong Kong Court Registries may not contain details of the proceedings which have been lodged to the Hong Kong courts for registration but have not yet been registered.

(e) Apart from the Winding-up Search conducted by I-OnAsia Limited in the Official Receiver's Office of Hong Kong, we did not conduct any independent investigation on the financial position of the Hong Kong Company and hence this opinion shall not be regarded as providing any opinion regarding the financial position of the Hong Kong Company.

(f) For the Winding-up Search conducted in the Official Receiver's Office of Hong Kong, the computer system of the Official Receiver's Office of Hong Kong did not maintain records of companies subject to compulsory winding-up prior to 1984. Further, it did not maintain records of Hong Kong registered companies subject to voluntary winding-up.

(g) The Litigation Search was conducted by I-OnAsia Limited in its databanks and we do not guarantee the accuracy, completeness and timeliness of the results of the Litigation Search. The said databanks include:

(i) the civil proceedings databank of I-OnAsia Limited which covers civil proceedings in all levels of courts and institutions in Hong Kong, including the High Court, the District Court and bankruptcy and winding-up petitions since 1990 until the day prior to the date of search;

(ii) the tribunal proceedings databank of I-OnAsia Limited which covers proceedings in the Small Claims Tribunal, the Lands Tribunal and the Labour Tribunal since 2005; and

(iii) the criminal proceedings databank of I-OnAsia Limited which covers criminal proceedings in all levels of courts in Hong Kong, including the High Court, the District Court, the Eastern Magistrates' Courts, the West Kowloon Magistrates' Courts, the Kowloon City Magistrates' Court, the Kwun Tong Magistrates' Court, the Sha Tin Magistrates' Courts, the Fanling Magistrates' Courts and the Tuen Mun Magistrates' Courts since 2005 until the day prior to the date of search.

(h) The search results of I-OnAsia Limited show only proceedings involving persons with identical name as the Hong Kong Company and its current directors. Further, there is a time lag between the receipt of information from offices of departments of the Hong Kong Government and the time that information is entered into the databanks maintained by I-OnAsia Limited.

(i) The Litigation Search and the Winding-up/ Bankruptcy Search do not necessarily reveal conclusively whether any litigation or proceedings is or are in progress (either in Hong Kong or in any other jurisdiction) involving or otherwise concerning the Hong Kong Company and/ or its current directors. Further, the Searches do not necessarily reveal all the progresses, status or conclusions of the relevant actions.

Given that I-OnAsia Limited is only a commercial organisation, the Searches were not conducted in an official capacity. Hence, the Searches should not be treated as conclusive evidence of all the pending litigation or winding-up/ bankruptcy proceeding involving or otherwise concerning the Hong Kong Company and/ or its current directors. In addition, the search reports (item 11 of Schedule I) compiled by I-OnAsia Limited may not be complete, accurate, up-to-date and conclusive due to various possible reasons such as possible human errors.

(j) The Companies Registry Search and the Winding-up/ Bankruptcy Search is not conclusively capable of revealing whether or not:

(i) a winding-up order has been made or a resolution has been passed for the winding-up of the Hong Kong Company, or

(ii) a bankruptcy order has been made against the current directors of the Hong Kong Company;

(iii) any order for the appointment of any receiver to the Hong Kong Company and/ or its current directors has been made; or

(iv) a receiver or liquidator of the Hong Kong Company and/ or its current directors has been appointed; or

(v) any statutory declaration by the directors of the Hong Kong Company pursuant to section 228A of the COWUMPO has been made,

since notice of these matters may not be filed with the Companies Registry of Hong Kong and/ or the Official Receiver's Office of Hong Kong immediately and, when filed, may not be entered on the public file immediately. In addition, such searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding-up/ bankruptcy petition or an application to the court for the appointment of a receiver has been presented, or any matters which have been lodged for registration but have not actually been registered at the date the copy of the relevant file was made available to us. Likewise, the Winding-up Search relates only to a compulsory winding-up and/or any petition for the appointment of a receiver and is not conclusively capable of revealing whether or not a petition has been presented (i) for the compulsory winding of the Hong Kong Company, or (ii) for the appointment of a receiver to the Hong Kong Company.

(k) The records filed with the Companies Registry of Hong Kong may be incomplete or outdated. The Companies Registry of Hong Kong is only required to register charges or pledges in accordance with the existing Companies Ordinance (and the relevant provisions in the old Companies Ordinance before the enactment of the existing Companies Ordinance on 3 March 2014) and hence not all charges and pledges are required to be registered and we therefore cannot determine the claims, charges or debts that are not disclosed or provided to us.

(l) The Companies Registry Search may not necessarily reflect the following situations: (1) the pledge of shares of the Hong Kong Company or change in security interest concerning the shares of the Hong Kong Company; (2) appointment of directors; and (3) occurrence of any other matters such as amendment of memorandum and articles of association or transfer of shares.

(m) Other than as stated herein, we expressed no opinion as to the executed agreements, instruments or any other documents and we did not inquire about the Hong Kong Company or any other parties with respect of these.

(n) The Documents are provided by the Hong Kong Company to us. We did not verify the authenticity of the Documents and shall not be responsible for any inaccuracy or omission contained in the Documents.

(o) We expressed no opinion as to the financial, accounting, management, business operations, environmental, health and safety conditions of the Hong Kong Company.

(p) We prepared and issued this opinion in the capacity of a Hong Kong legal counsel and expressed no opinion in relation to the professional knowledge involved in the operation of the Hong Kong Company (if any).

(q) We have only examined the Documents and information listed in the Schedule(s) hereto. We did not examine and expressed no opinion as to other records, documents, certificates or instruments, including the appendices and annexures to the Documents and information listed in the Schedule(s) hereto. We expressed no opinion in relation to the compliance with the Companies Ordinance or other related Hong Kong laws as to the filings with the Companies Registry of Hong Kong. Unless otherwise specified, the Documents and information we examined were all copies.

(r) We noticed that:

(i) On 1 July 1997, Hong Kong became the Hong Kong Special Administrative Region of the PRC. On 4 April 1990, the National People's Congress of The PRC (the "**NPC**") adopted the Basic Law of Hong Kong (the "**Basic Law**"). Under Article 8 of the Basic Law, the Hong Kong Laws in force at 30 June 1997 (that is, the common law, rules of equity, ordinances, subordinate legislation and customary law) shall be maintained, except for any that contravene the Basic Law and subject to any amendment by the legislature of Hong Kong. Under Article 160 of the Basic Law, the Hong Kong Laws in force at 30 June 1997 are to be adopted as laws of Hong Kong unless they are declared by the Standing Committee of the NPC (the "**Standing Committee**") to be in contravention of the Basic Law and, if any laws are later discovered to be in contravention of the Basic Law, they shall be amended or cease to have force in accordance with the procedures prescribed by the Basic Law.

(ii) Under paragraph 1 of the Declaration of the Standing Committee on the Treatment of the Laws Previously in Force in Hong Kong in Accordance with Article 160 of the Basic Law of the Hong Kong Special Administrative Region of the PRC (the "**Decision**") taken on 23 February 1997, the Standing Committee decided that the "laws previously in force in Hong Kong, including the common law, rules of equity, ordinances, subordinate legislation and customary law, except for any which contravene the Basic Law, shall be adopted as the laws of Hong Kong". Under paragraph 2 of the Decision, the Standing Committee decided that the ordinances and legislation set out in Annex 1 to the Decision "which are in contravention of the Basic Law" are not to be adopted as the laws of Hong Kong. One of the ordinances set out in that Annex is the Application of English Law Ordinance (Chapter 88 of the Laws of Hong Kong) (the "**English Law Ordinance**"). The English Law Ordinance applied the common law and rules of equity of England to Hong Kong. We have assumed in giving this opinion that the effect of paragraph 2 of the Decision, insofar as it relates to the English Law Ordinance, was to repeal the English Law Ordinance prospectively and that the common law and rules of equity of England which applied in Hong Kong on 30 June 1997 continue to apply, subject to their subsequent independent development which will rest primarily with the courts of Hong Kong which are empowered by the Basic Law to refer to precedents of other common law jurisdictions when adjudicating cases. The judgment of the Court of Appeal of the High Court in *HKSAR v Ma Wai Kwan*

David and Ors [1997] 2 HKC 315 (CA) supports this assumption that the common law and rules of equity of England which applied in Hong Kong on 30 June 1997 continue to apply in Hong Kong.

G. GENERAL

This opinion is given in connection with the listing of the Company on the Nasdaq Capital Market, and shall not, without our prior written consent, be: (a) relied on by another person; nor (b) disclosed to any other person, governmental or regulatory authority. This opinion is to be strictly construed and is strictly limited to the matters stated in it and does not apply by implication to other matters.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings "Enforceability of Civil Liabilities" and "Legal Matters" of the Registration Statement. In giving such consent, we do not believe that we are "experts" within the meaning of such term used in the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully,

DeHeng Law Offices (HK)

DeHeng Law Offices (Hong Kong) LLP
Encl.

SCHEDULE I

(Documents examined relating to the Hong Kong Company)

1. Copy of the Certificate of Incorporation of the Hong Kong Company dated 30 November 2012 and the Memorandum and Articles of Association of the Hong Kong Company dated 23 November 2012;

2. Copies of the Business Registration Certificates of the Hong Kong Company, effective from 30 November 2019 to 29 November 2020, 30 November 2020 to 29 November 2021, 30 November 2021 to 29 November 2022 and from 30 November 2022 to 29 November 2023 ;

3. Copy of the Incorporation Form (Company Limited by Shares) (Form NC1) filed to the Companies Registry dated 30 November 2012;

4. Copies of Certificates of Change of Name of the Hong Kong Company dated 6 April 2018 and 21 August 2018;

5. Copy of the register of members of the Hong Kong Company received on 1 November 2023;

6. Copy of the register of directors of the Hong Kong Company received on 1 November 2023;

7. Copy of the register of significant controllers of the Hong Kong Company received on 1 November 2023;

8. Copy of register of company secretaries of the Hong Kong Company received on 1 November 2023;

9. Copies of the Annual Return (Form NAR1) of the Hong Kong Company filed with the Companies Registry of Hong Kong made up to 30 November 2020, 30 November 2021 and 30 November 2022;

10. Certificates from the current directors of the Hong Kong Company (the "**Director's Certificates**");

11. The Litigation Search and Winding-up/ Bankruptcy Search at the Hong Kong Official Receiver's Office conducted by I-OnAsia Limited on 2 November 2023 against the Hong Kong Company and its current directors and copies of the search reports are annexed hereto;

12. The record of the online search conducted on 9 November 2023 at the Integrated Registry Information System (ICRIS) of the Companies Registry of Hong Kong; and

13. The latest registration statement on Form F-1, to be amended and filed with the Securities and Exchange Commission in relation to the initial public offering of 360,000 ordinary shares of the Company and the resale of 1,800,000 ordinary shares of the Company (the "**Registration Statement**").

SCHEDULE II

Copies of the search reports for the Litigation Search and Winding-up/ Bankruptcy Search at the Hong Kong Official Receiver's Office conducted by I-OnAsia Limited on 2 November 2023 against the Hong Kong Company and its current directors are annexed hereto.

I-OnAsia
ASIA FOCUS - GLOBAL REACH

DeHeng Law Offices (Hong Kong) LLP / BioLingus (Hong Kong) Limited

Litigation and Winding Up Searches on 1 Company and 2 Individuals

Date: 02 November 2023

Confidential

Disclaimer

I-OnAsia Limited makes no representation or warranties with respect to the contents or use of this document, and specifically disclaims any express or implied warranties or usefulness for any particular purpose of this publication. I-OnAsia Limited reserves the right to change or revise this document, at any time.

Copyright

Table of Content

Introduction

I-OnAsia Ltd ("I-OnAsia®") was retained by DeHeng Law Offices (Hong Kong) LLP / BioLingus (Hong Kong) Limited (the "Client") to undertake background searches on the following 1 Company & 2 Individuals in Hong Kong ("HK"):

Subject Company:

No.	Name of Subject Company	Place of Incorporation
1	BioLingus (Hong Kong) Limited 瑞士百年生物有限公司	HK

Subject Individuals:

No.	Name of Subject Individual	Identity Card
1	KO Sai Ying 高世英	N/A
2	Yves Jozef G. DECADT	N/A

Executive Summary

I-OnAsia has concluded its inquiries into the background and activities of the Subject Company & Subject Individuals in HK. Some possible concern was found through the research:

KO Sai Ying 高世英

- 1 litigation record was found in Hong Kong for individual(s) with the same name as KO. I-OnAsia is unable to confirm which, if any, of these records are associated with the Subject due to a lack of identifiable information.

BioLingus (Hong Kong) Limited
瑞士百年生物有限公司

Name History

Effective Date	Name Used
21-Aug-2018	BioLingus (Hong Kong) Limited 瑞士百年生物有限公司
06-Apr-2018	BioLingus (Hong Kong) Limited
30-Nov-2012	BioLingus Technology Development (Hong Kong) Pty. Limited

Civil and Criminal Litigation Check

HK

Searches[1] of litigation record databases consisting records of High Court, District Courts (dating back to 1990); Small Claims Tribunals, Labour Tribunals, Lands Tribunals and Magistrates' Courts (dating back to 2005) have revealed no confirmed matches for Subject Company in Hong Kong.

Winding-up Search

HK

No winding-up record concerning the Subject Company was identified[2] in the HKCR office and the Official Receiver's Office[3] in Hong Kong.

[1] Check was conducted on 02 November 2023.
[2] Checks were conducted on 02 November 2023.
[3] The Official Receiver's Office in Hong Kong administers court insolvencies for both bankruptcies and the compulsory liquidation of companies

KO Sai Ying
高世英

Personal Information

I-OnAsia has obtained the personal information of KO Sai Ying ("KO") as follows:

Name in English	KO Sai Ying
Name in Chinese	高世英

Civil and Criminal Litigation Check

HK

Searches[4] of litigation record databases consisting records of High Court, District Courts (dating back to 1990); Small Claims Tribunals, Labour Tribunals, Lands Tribunals and Magistrates' Courts (dating back to 2005) have revealed no confirmed matches for KO in Hong Kong.

1 litigation record was found in Hong Kong for individual(s) with the same name as KO. I-OnAsia is unable to confirm which, if any, of these records are associated with the Subject due to a lack of identifiable information. See Appendix A for further information.

Credit & Bankruptcy Check

HK

I-OnAsia conducted a bankruptcy check[5] with the Official Receiver's Office in Hong Kong.[6] No matches were found for the Subject.

[4] Check was conducted on 02 November 2023.
[5] Check was conducted on 02 November 2023.
[6] The Official Receiver's Office in Hong Kong administers court insolvencies for both bankruptcies and the compulsory liquidation of companies

Yves Jozef G. DECADT

Personal Information

I-OnAsia has obtained the personal information of Yves Jozef G. DECADT ("DECADT") as follows:

Name in English	Yves Jozef G. DECADT

Civil and Criminal Litigation Check

HK

Searches[7] of litigation record databases consisting records of High Court, District Courts (dating back to 1990); Small Claims Tribunals, Labour Tribunals, Lands Tribunals and Magistrates' Courts (dating back to 2005) have revealed no confirmed matches for DECADT in Hong Kong.

Credit & Bankruptcy Check

HK

I-OnAsia conducted a bankruptcy check[8] with the Official Receiver's Office in Hong Kong.[9] No matches were found for the Subject.

[7] Check was conducted on 02 November 2023.
[8] Check was conducted on 02 November 2023.
[9] The Official Receiver's Office in Hong Kong administers court insolvencies for both bankruptcies and the compulsory liquidation of companies

Appendix A

1 litigation record linked to individual(s) with the same name as KO in Hong Kong.

Record 1

Court Proceedings	District Court Civil Action	**Filing Date**	30/Mar/2012
Action No	DCCJ1095/2012	**Action Type**	DCCJ
Description	Debt 債項		
Plaintiff 1	Healthy Sky Enterprise Company Limited		
Address 1	Suite 2909, 29/F, Skyline Tower, 39, Wang Kwong Road, Kowloon Bay, KLN		
Plaintiff Solicitor	Patrick Mak & Tse		
Defendant 1	***Ko Sai Ying 高世英***		
Address 1	29, Cumberland Road, KLN		
Defendant Solicitor	In Person		

I-OnAsia
ASIA FOCUS · GLOBAL REACH

End of Report